ASSET PURCHASE AGREEMENT

                                   between

                            SKYLINK NETWORK, INC.

                                     and

                           MIRAGE COMPUTERS, INC.

                                     and

                    MIRAGE INTERNET COMMUNICATIONS, INC.

                              January 12, 2000

                              TABLE OF CONTENTS

ARTICLE I Sale and Purchase; Liabilities Assumed                1
1.1  Asset Purchase                                             1
1.2  Mirage Internet Communications, Inc.                       1
1.3  Consideration for the Assets                               2
1.4  Assumption of Liabilities                                  2
1.5  Closing                                                    3
1.6  Effective Time                                             3

ARTICLE II Representations and Warranties of Buyer              3
2.1  Corporate Organization                                     3
2.2  Authorization                                              3
2.3  Consents and Approvals                                     4
2.4  No Conflict                                                4

ARTICLE IIIRepresentations and Warranties of Seller and Stockholder 4
3.1  Corporate Organization                                     4
3.2  Authorization                                              4
3.3  Consent and Approvals                                      5
3.4  Litigation                                                 5
3.5  Stock Ownership and Authority                              5
3.6  No Conflicts                                               5
3.7  Title to Assets                                            5
3.8  Compliance with Laws; Authorization                        5

ARTICLE IV Conditions Precedent to Obligations                  6
4.1  Conditions to Obligations of Buyer                         6
4.2  Conditions of Seller and Stockholder                       7

ARTICLE V Closing                                               7
5.1  Deliveries of Seller at Closing                            7
5.2  Deliveries of Buyer at Closing                             8

ARTICLE VI Indemnification                                      8
6.1  Survival of Representations, Warranties and Agreements     8
6.2  Indemnification                                            8
6.3  Limitations on Indemnification                             9
6.4  Procedure for Indemnification with Respect to Third-Party Claims       9
6.5  Procedure for Indemnification with Respect to Non-Third-Party Claims  10

ARTICLE VI Covenants                                           10
7.1  Covenant Not to Compete                                   10
7.2  Covenant Against Hiring                                   11
7.3  Due Diligence Access                                      11

7.4  Conduct of Interim Operations                             11
7.5  Tax Covenants                                             12
7.6  Changes to Disclosure Schedule                            13
7.7  Liabilities                                               13

ARTICLE VIII Termination                                       13
8.1  Termination of Agreement                                  13

ARTICLE IX Miscellaneous Provisions                            14
9.1  No Negotiations by Seller and the Stockholder             14
9.2  Notice                                                    14
9.3  Entire Agreement                                          15
9.4  Binding Effect; Assignment                                15
9.5  No Third-Party Beneficiaries                              15
9.6  Counterparts                                              15
9.7  Expenses                                                  15
9.8  Waiver; Consent                                           15
9.9  Other and Further Covenants                               15
9.10 Governing Law                                             15
9.11 Public Announcements                                      15

                          ASSET PURCHASE AGREEMENT

     This Asset Purchase Agreement (this "Agreement") is made and entered into on January 12, 1999, between Skylink Network, Inc., a Nevada corporation ("Seller") and Ron Katzin, the sole Stockholder of Seller ("Stockholder"), on the one hand, and Mirage Computers, Inc., a Nevada Corporation, and Mirage Internet Communications, Inc., a Nevada Corporation (collectively "Buyer"), on the other.

     WHEREAS, Seller owns and operates a staffing services business concentrating in the computer and information technology areas located in Las Vegas, Nevada, and desires to sell the Assets (as defined herein) upon the terms and conditions hereinafter stated;

     WHEREAS, for Federal income tax purposes, it is intended that the Asset Purchase qualify as a reorganization under the provisions of Section 368(a)(1)(C) of the Internal Revenue Code of 1986, as amended; and

     WHEREAS, Buyer desires to purchase substantially all of the Assets from Seller ("Asset Purchase") upon the terms and conditions hereinafter stated.

     NOW, THEREFORE, in consideration of the premises and the mutual promises herein contained, the parties hereto agree as follows:

                                  ARTICLE I
                   Sale and Purchase; Liabilities Assumed

     1.1 Asset Purchase. At the Closing (as defined herein), to be effective as of the Effective Time (as defined herein), Seller shall sell, convey, assign, transfer and deliver to Buyer, free and clear of all liens and encumbrances of any kind except those disclosed in the disclosure schedule attached hereto (the "Disclosure Schedule") all of the personal property of Seller (other than the domain name NewYorkNewYork.com) other than those assets, rights and interests, tangible or intangible, inclusive of but not limited to those assets those which are listed by category on the attached Exhibit A (the "Assets"), and all books and records which relate to the Assets (except for books and records which Seller is required by law to retain in its possession, copies of which will be provided to Buyer); provided, however, that there shall be excluded from the Assets those assets listed on the attached Exhibit A-1.

     1.2 Mirage Internet Communications, Inc. The assets sold by the Seller to the Buyer will, following the Effective Time, be combined with the business of Buyer's Internet technology group ("MICI"), a wholly owned subsidiary of Buyer and will be operated under the name of that corporation. MICI will operate following the Effective Time out of the location currently used by Seller to operate its business, provided that sufficient space is available at such location for the personnel and facilities of MICI.

     1.3  Consideration for the Assets.

          (a) Stock Portion of Purchase Price. The stock consideration shall be paid in $450,000 of Rule 144 Restricted Common Shares ("Stock Portion").

        (i) The number of shares issued for the $450,000 Stock Portion shall be determined by dividing $450,000 by the closing stock price of Buyer's common stock on January 4, 2000 ($3.50). Resulting in the Stock Portion of 128,571 shares.

        (ii) The 128,571 shares issued pursuant to the Stock Portion shall contain the following Legend:

                         THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE "ACT"). THE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF A CURRENT AND EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT WITH RESPECT TO SUCH SHARES, OR AN OPINION SATISFACTORY TO THE ISSUER AND ITS COUNSEL TO THE EFFECT THAT REGISTRATION IS NOT REQUIRED UNDER THE ACT.

     1.4  Assumption of Liabilities.

     (a) In connection with the acquisition by Buyer of the Assets as of the Effective Time, Buyer shall assume only those liabilities under the Material Contracts (as defined herein) of Seller that are expressly identified on the attached Exhibit B. Buyer does not hereby, and will not at any time be required to, assume, pay, perform or discharge any other obligations, claims, liabilities, costs or expenses of Seller, including without limitation any of the following: (i) any liability in respect of separation or severance pay to any person employed by Seller; (ii) any liability under any plan, fund, program, policy or arrangement under which any persons are provided or promised pensions, retirement income, deferred compensation or profit-sharing; (iii) any liability under any plan, fund, program or arrangement under which any persons are provided or promised bonuses, incentive pay, severance pay, vacations or vacation pay, salary continuation, medical insurance or benefits, savings benefits, stock options, life insurance or death benefits, travel or accident benefits or unemployment benefits; (iv) any liability for occupational health and safety or environmental matters;
(v) any liability of Seller (including without limitation any liability or potential liability with respect to any consolidated return filed or to be filed by any person) for federal, state or local income or other taxes or penalties or interest thereon; (vi) any pending or threatened litigation against Seller or any affiliate of Seller; (vii) any intercompany loans, advances or other obligations owed by Seller to any affiliate of Seller; and
(viii) liability of any kind, direct or indirect, fixed or contingent, arising out of, resulting from or relating to actions taken or omitted to be taken by Seller prior to, on or after the Closing Date.

     (b) Notwithstanding anything to the contrary in this Agreement, to the extent that the assignment hereunder of any Material Contract shall require the consent of any other party (or in the event that any of the same shall be non-assignable), neither this Agreement nor any action taken pursuant to its provisions shall constitute an assignment or an agreement to assign if such assignment or attempted assignment would constitute a breach thereof or result in the loss or diminution thereof; provided, however, that in each such case, Seller and the Stockholder shall use their best efforts to obtain the consent of such other party to an assignment to Buyer. If such consent is not obtained and is waived by Buyer prior to the Closing, Seller and the Stockholder shall cooperate with Buyer in any reasonable arrangement designed to provide for Buyer the benefits under any such contract from and after the Effective Time.

     1.5 Closing. The closing of the transactions contemplated hereby (the "Closing") shall take place at 3:00 p.m., local time, on January 12, 2000, at the officers of Sperry Young & Stoecklein, at 1850 E. Flamingo Rd., Suite 111, Las Vegas, Nevada, or on such other date or at such other place as the parties may agree. The date and time of the Closing are sometimes referred to herein as the "Closing Date".

     1.6 Effective Time. The "Effective Time" shall mean 12:01 a.m., Las Vegas local time, on January 13, 2000. The parties agree that (i) between the Closing Date and the Effective Time the business of Skylink Network shall be operated for the benefit of and at the risk of Seller and the Stockholder (with Seller hereby agreeing to insure against and hold Buyer harmless with respect to risk of loss or damage to the Assets during such time) and (ii) the transfer of the Assets to Buyer and the assumption of any liabilities hereunder by Buyer shall be effective from and after the Effective Time without further action by the parties hereto.


                                 ARTICLE 11
                   Representations and Warranties of Buyer

     Buyer hereby represents and warrants to Seller and Stockholder that:

     2.1 Corporate Organization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of Nevada and has all requisite power and authority to enter into this Agreement, perform its obligations hereunder and consummate the Asset Purchase.

     2.2 Authorization. All necessary and appropriate corporate action has been taken by Buyer with respect to the execution and delivery of this Agreement and the performance of its obligations hereunder, and this Agreement constitutes a valid and binding obligation of Buyer enforceable against it in accordance with its terms.

     2.3 Consents and Approvals. To the best of Buyer's knowledge, no consent, approval, order or authorization of, or registration, declaration or filing with, any governmental or regulatory authority or agency is required in connection with the execution and delivery of this Agreement by Buyer or its performance of the terms hereof or for the validity or enforceability thereof.

     2.4 No Conflict. Neither the execution and delivery of this Agreement by Buyer nor the consummation by Buyer of the Asset Purchase will (i) conflict with or result in a breach of any provision of the Articles of Incorporation or Bylaws of Buyer, (ii) violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with the giving of notice, the passage of time or otherwise, would constitute a default) under, or entitle any party (with the giving of notice, the passage of time or otherwise) to terminate, accelerate or cause a default under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Buyer, under any agreement, indenture, or instrument, binding on Buyer or its properties or assets, or
(iii) violate any judgment, order, decree, stipulation, injunction or charge of any court, administrative agency or commission or other governmental authority or instrumentality by which Buyer is bound.


                                 ARTICLE III
          Representations and Warranties of Seller and Stockholder

     Seller and the Stockholder jointly and severally represent and warrant to Buyer that;

     3.1 Corporate Organization. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada. Seller has all requisite power and authority and, except as set forth on the Disclosure Schedule, all governmental licenses, authorizations, consents and approvals necessary to own, lease and operate its respective properties and conduct its respective businesses as presently or as currently proposed to be conducted. Seller is not qualified to do business as a foreign corporation in any jurisdiction, and neither the nature of the business conducted by it nor the property it owns, leases or operates requires it to qualify to do business as a foreign corporation in any jurisdiction except where the failure to be so qualified would not have a Material Adverse Effect on Seller. "Material Adverse Effect" as used in this Agreement means, with respect to any event, act, condition or occurrence, a material adverse effect upon any of (i) with respect to Seller, the properties, assets, liabilities, business, results of operations, prospects or condition (financial or otherwise) of Seller, and (ii) with respect to the Seller, the Stockholder or Buyer, the ability of either Seller, the Stockholder or Buyer, as the case may be, to consummate the Asset Purchase or to perform their obligations set forth herein.

     3.2 Authorization. Seller has the power and authority, and Stockholder has the capacity and legal right, to execute, deliver and perform this Agreement and to consummate the Asset Purchase. This Agreement has been executed and delivered by the Seller and Stockholder and constitutes the valid and binding obligation of each of them. Seller's Board of Directors and the Stockholder have approved the execution, delivery and performance of this Agreement by Seller.

     3.3 Consent and Approvals. To the best of Seller's and each Stockholder's knowledge, and except as set forth in the disclosure schedule attached hereto (the "Disclosure Schedule"), no consent, approval, order or authorization of, or declaration or filing with, any governmental or regulatory authority or agency is required in connection with the execution and delivery of this Agreement by Seller and such Stockholder or its and his performance of the terms hereof or for the validity or enforceability thereof as to it and him.

     3.4 Litigation. Except as set forth in the Disclosure Schedule, there is no claim, litigation, arbitration, action, suit, proceeding, investigation or inquiry, administrative or judicial, pending or, to the best knowledge of Seller and Stockholder, threatened, against Seller or Seller's assets or business, at law or in equity, before any federal, state or local court, regulatory agency, or governmental authority which is reasonably likely to have a Material Adverse Effect on Seller. Except as set forth on the Disclosure Schedule, Seller is not a party to or subject to the provisions of any judgment which may have a Material Adverse Effect on it.

     3.5 Stock Ownership and Authority. The Stockholder owns beneficially and of record all the stock.

     3.6 No Conflicts. Except as set forth on the Disclosure Schedule, neither the execution and delivery of this Agreement by Seller and Stockholder nor the consummation by Seller and Stockholder of the Asset Purchase will (i) conflict with or result in a breach of any provision of the Articles of Incorporation or the Bylaws of Seller, (ii) violate, conflict with or result in the breach of any term, condition or provision under any law or regulation applicable to Seller or Stockholder or any of Seller's assets, (iii) except for third-party consents to assignment required under the Material Contracts, violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with the giving of notice, the passage of time or otherwise, would constitute a default) under, or entitle any party (with the giving of notice, the passage of time or otherwise) to terminate, accelerate or cause a default under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Seller under, any agreement, indenture, or instrument binding on Seller or Stockholder or upon any of their respective properties or assets, or (iv) violate any judgment, order, decree, stipulation, injunction or charge of any court, administrative agency or commission or other governmental or regulatory authority or instrumentality by which Seller or either Stockholder is bound.

     3.7 Title to Assets. Except as set forth on the Disclosure Schedule, Seller has marketable title to all furniture, fixtures, equipment, and machinery (the "Fixed Assets") and good title to all other Assets, in all cases free and clear of all liens, charges, security interests or other encumbrances of any nature whatsoever other than statutory liens for taxes. Except as set forth in the Disclosure Schedule, including the Cisco 7513 router subject to lease, all of the Fixed Assets are usable in the regular and ordinary course of business.

     3.8 Compliance with Laws; Authorization. To the best of Seller's knowledge, except as set forth on the Disclosure schedule, Seller is in compliance in all material respects with all applicable laws, statutes, orders, rules, regulations, policies or guidelines promulgated, or judgments, decisions or orders entered, by any federal or state court or governmental authority applicable to Seller, its business or its properties (collectively, the "Applicable Laws"). To the best of Seller's knowledge, except as set forth on the Disclosure Schedule, Seller is not under investigation with respect to, nor has it been charged with or given notice of any violation of, any of the Applicable Laws. For purposes hereof, Seller will be deemed in compliance in all material respects with Applicable Laws if a violation thereof would not have a Material Adverse Effect on the continued operations of Seller in the manner in which it is currently conducting its business.

                                 ARTICLE IV
                     Conditions Precedent to Obligations

     4.1 Conditions to Obligations of Buyer. Each and every obligation of Buyer to be performed under this Agreement shall be subject to the satisfaction by Seller and the Stockholder at or prior to the Closing Date of each of the following conditions (unless waived in writing by Buyer);

          (a) Representations and Warranties. The representations and warranties set forth in Article III of this Agreement shall have been true and correct in all material respects when made and shall be true and correct in all material respects at and as of the Closing Date as though such representations and warranties were made as of the Closing Date.
          (b) Performance of Agreement. Seller and Stockholder shall have fully performed and complied with the covenants, conditions and other obligations under this Agreement which are to be performed or complied with by them at or prior to the Closing Date.

          (c) Consents. All applicable third-party approvals or consents, including consents and approvals under Material Contracts, shall have been received or satisfied.

          (d) No Adverse Change. There shall not have been any Material Adverse Effect with respect to Seller or its business since the date of this Agreement.

          (e) No Adverse Proceeding. There shall not be pending or threatened any claim, action, litigation or proceeding (judicial or administrative) or governmental investigation against Buyer, Seller or Stockholder for the purpose of enjoining or preventing the consummation of this Agreement, or otherwise claiming that this Agreement or the consummation of the Asset Purchase is illegal.

          (f) Certificate. Seller shall have delivered to Buyer at the Closing a certificate signed on its behalf by one of its officers, dated the date of Closing, to the effect that the conditions set forth in subsections
(a) through (e) of this Section 4.1 have been satisfied to the best knowledge of such officer.

          (g) Employee Agreement and Option Agreement. At the Closing, the Stockholder will execute and deliver to Buyer an employment agreement (the "Employment Agreement") and an option agreement (the "Option Agreement") substantially in the form of Exhibits D and E attached hereto.

     4.2 Conditions of Seller and Stockholder. Each and every obligation of Seller and Stockholder to be performed under this Agreement shall be subject to the satisfaction by Buyer at or prior to the Closing Date of the following conditions (unless waived in writing by Seller and Stockholder):

          (a) Representations and Warranties. The representations and warranties of Buyer set forth in Article II of this Agreement shall have been true and correct when made, and shall be true and correct at and as of the Closing Date as though such representations and warranties were made as of the Closing Date.

          (b) Performance of Agreement. Buyer shall have fully performed and complied with the covenants, conditions and other obligations under this Agreement which are to be performed or complied with by it at or prior to the Closing Date.

          (c) Consents. All applicable third-party approvals or consents shall have been received or satisfied.

          (d) No Adverse Proceedings. There shall not be pending or threatened any claim, action, litigation or proceeding (judicial or administrative) or governmental investigation against Buyer, Seller or Stockholder for the purpose of enjoining or preventing the consummation of the Asset Purchase, or otherwise claiming that this Agreement or the consummation of the Asset Purchase is illegal.

          (e) Certificate. Buyer shall have delivered to Seller at the Closing a certificate signed on its behalf by one of its officers, dated the date of the Closing Date, to the effect that the conditions set forth in subsections (a) through (d) of this Section 4.2 have been satisfied to the best knowledge of such officer.

          (f) Purchase Price. Buyer shall have paid the Purchase Price at the Closing in accordance with Section 1.3 hereof.

          (g) Employee Agreements and Option Agreements. At the Closing, Buyer will execute and deliver to Stockholder the Employment Agreements and the Option Agreements.

          (h) No Adverse Change. There shall not have been any Material Adverse Effect with respect to Buyer or its business since the date of this Agreement.

                                  ARTICLE V
                                   Closing

     5.1 Deliveries of Seller at Closing. At the Closing, Seller and the Stockholder will deliver or cause to be delivered to Buyer the following at Seller's expense:

          (a) Certified copies of minutes reflecting the authorization by the Board of Directors of Seller and by the Stockholder of the execution, delivery and performance of this Agreement and consummation of the Asset Purchase.

          (b)  The Option Agreement and the Employment Agreement.

          (c)  A Bill of Sale in form satisfactory to Buyer.

     5.2 Deliveries of Buyer at Closing. At the Closing, Buyer will deliver or cause to be delivered to Seller the following;

          (a)  The  Purchase Price as set forth in Section 1.3(a) hereof;

          (b)  The Option Agreement and the Employment Agreement;

          (c) The certificate referred to in Section 4.2(e) of this Agreement;

          (d) Certified copies of resolutions adopted by the Board of Directors of Buyer authorizing the execution, delivery and performance of this Agreement and consummation of the Asset Purchase.

                                 ARTICLE VI
                               Indemnification

     6.1 Survival of Representations, Warranties and Agreements. Subject to the limitations set forth in Section 6.3 of this Agreement, all representations, warranties and covenants of the parties contained herein shall survive execution and delivery of this Agreement.

     6.2  Indemnification.

          (a) Subject to the limitations set forth in Section 6.3 of this Agreement, Seller and the Stockholder hereby covenants and agrees jointly and severally to indemnify and hold harmless Buyer, from and against any and all losses, liabilities, damages, demands, claims, suits, actions, judgments or causes of action, assessments, costs and expenses, including, without limitation, interest, penalties, attorney's fees, any and all expenses incurred in investigating, preparing or defending against any litigation, commenced or threatened, or any claim whatsoever, and any and all amounts paid in settlement of any claim or litigation (collectively, "Damages"), asserted against, resulting to, imposed on or incurred or suffered by Buyer directly or indirectly, as a result of or arising from (i) any breach of any of the representations, warranties or covenants made by Seller and the

Stockholder, (ii) any liability of Seller not specifically assumed by Buyer hereunder, (iii) any Federal income Taxes attributable to Seller, any state, local or foreign income or franchise Taxes attributable to Seller, or any sales, use or similar Taxes for any Pre-Effective Tax Period, and (iv) Seller's operation of the business prior to the Effective Time (collectively, "Buyer's Indemnifiable Claims").

          (b) Buyer hereby covenants and agrees to indemnify and hold harmless Seller and the Stockholder, as the case may be, from and against any and all Damages asserted against, resulting to, imposed on or incurred or suffered by Seller or Stockholder, directly or indirectly, as a result of or arising from (i) any breach of any of the representations, warranties or covenants made by Buyer in this Agreement, (ii) any liability specifically assumed by Buyer hereunder and (iii) Buyer's operation of the business after the Effective Time (other than Damages arising from or as a result of either Stockholder's gross negligence or willful misconduct) (collectively, "Seller's Indemnifiable Claims").

          (c) Buyer's Indemnifiable Claims and Seller's Indemnifiable Claims are collectively referred to hereinafter as "Indemnifiable Claims."

     6.3 Limitations on Indemnification. Rights to Indemnification hereunder are subject to the following limitations:

          (a) The obligations of indemnity provided herein with respect to the representations and warranties set forth in Articles II and III shall terminate on the second anniversary of the Closing Date.

          (b) The foregoing provisions of this Section notwithstanding, if, prior to the termination of any obligation to indemnify as provided for herein, written notice of a claimed breach is given by Buyer, Seller or the Stockholder, or a suit or action based upon a claimed breach is commenced against any party, no party shall be precluded from pursuing such claimed breach or suit or action, or from recovering from the other party hereunder (whether through the courts or otherwise) on the claim, suit or action, by reason of the termination otherwise provided for above.


     6.4  Procedure for Indemnification with Respect to Third-Party Claims.

          (a) If a party (the "Indemnitee") determines to seek indemnification under this Article with respect to Indemnifiable Claims resulting from the assertion of liability by third parties, it shall give notice to the other party (the "Indemnifying Party") within 30 days of the Indemnitee's becoming aware of any such Indemnifiable Claim; the notice shall set forth such information with respect thereto as is then reasonably available to the Indemnitee. In case any such liability is asserted against the Indemnitee, and the Indemnitee notifies the Indemnifying Party thereof, the Indemnifying Party will be entitled, if it so elects by written notice delivered to the Indemnitee within 30 days after receiving the Indemnitee's notice, to assume the defense thereof with counsel reasonably satisfactory to the Indemnitee at all times during the defense of such liability.

Notwithstanding the foregoing, (i) the Indemnitee shall also have the right to employ its own counsel in any such case, but the fees and expenses of such counsel shall be at the expense of the Indemnitee (so long as the Indemnifying Party continues to defend such matter); (ii) the Indemnitee shall not have any obligation to give any notice of any assertion of liability by a third party unless such assertion is in writing; and (iii) the rights of the Indemnitee to be indemnified hereunder in respect of Indemnifiable Claims shall be deemed forfeited by its failure to give notice pursuant to the foregoing only to the extent that the Indemnifying Party is materially prejudiced by such failure to give notice. With respect to any assertion of liability by a third party that results in an Indemnifiable Claim, the parties hereto shall make reasonably available to each other all relevant information in their possession material to any such assertion. The Indemnifying Party may not compromise or settle an Indemnifiable Claim without the written consent of the Indemnitee.

          (b) In the event that the Indemnifying Party, within 30 days after receipt of the aforesaid notice of an Indemnifiable Claim, fails to assume the defense of the Indemnitee against such Indemnified Claim, the Indemnitee shall have the right to undertake the defense and to compromise or settle such action on behalf of and for the account and risk of the Indemnifying Party.

     6.5 Procedure for Indemnification with Respect to Non-Third-Party Claims. If the Indemnitee asserts the existence of an Indemnifiable Claim giving rise to Damages (but excluding claims resulting from the assertion of liability by third parties), it shall give written notice to the Indemnifying Party specifying the nature and amount of the claim asserted. If the Indemnifying Party, within 30 days after the mailing of notice by the Indemnitee, shall not give written notice to the Indemnitee announcing its intent to contest such assertion of the Indemnitee, such assertion by the Indemnitee shall be deemed accepted and agreed to by the Indemnifying Party.

                                 ARTICLE VII
                                  Covenants

     7.1 Covenant Not to Compete. (a) Except as limited to Stockholder's ownership of the domain name NewYorkNewYork.com which shall remain the right of Stockholder, the Stockholder covenants and agrees that, for a period of two years following the date hereof, except on behalf of Buyer, he shall not engage, directly or indirectly, whether on his own account or as a Stockholder, partner, joint venturer or agent of any person, firm, corporation (including seller) or other entity, or otherwise, directly or indirectly, in any or all of the following activities:

          (i) Enter into or engage in the technical staffing business in the Las Vegas, Nevada metropolitan area (the "Territory") (a "Competing Business") as an officer, sales person, marketing agent, consultant, supervisor or similar position; or

          (ii) Solicit customers or business patronage for any Competing Business; or

          (iii) Promote or assist, financially or otherwise, any person, firm, association, corporation or other entity engaged in any Competing Business in the Territory; provided, however, that the foregoing covenant shall not be deemed to have been violated by the ownership of shares of any class of capital stock of any corporation (other than Seller) so long as the aggregate beneficial or record holdings of Seller and its affiliates (including Stockholder) represent less than five percent (5%) of the outstanding shares of such class of capital stock.

     (b) Injunctive Relief. If a Stockholder breaches the covenant provided herein, or if Buyer shall have reason to believe that a Stockholder intends to, or is attempting to, breach this covenant, then in any such event Buyer shall be entitled to seek an injunction in any court having jurisdiction to enforce this covenant, and shall be entitled to recover from such Stockholder any and all damages resulting, directly or indirectly, from said breach.

     (c) Reformation. If the time or area of limitations, or both, contained in this covenant are held by any court of competent jurisdiction to be unreasonable or otherwise unenforceable, such covenant shall nevertheless be enforceable for such lesser time or area, or both, as the court shall find reasonable. Stockholder acknowledge having consulted as to such covenant with counsel, fully understand the content of the same and agree, in view of the relevant facts, that the limitations contained herein are reasonable.

     7.2 Covenant Against Hiring. Seller and the Stockholder understand that in Buyer's view it is essential to the successful operation of a technical staffing business in the Territory that Buyer retain substantially unimpaired Seller's current operating organization. Seller and the Stockholder covenant and agree that neither of them, nor any affiliate of either of them, without the prior written consent of Buyer, shall take any action which would induce any employee or representative of Seller prior to the Effective Time not to become or continue as an employee or representative of Buyer.

     7.3 Due Diligence Access. From the date of this Agreement until the Closing, to enable Buyer to conduct due diligence, and following the Closing to the extent needed by Buyer and its accountants to conduct and complete a financial audit of Seller and its operations, Seller and the Stockholder shall make or cause to be made available to Buyer: (i) members of management of Seller for personal interviews; (ii) the Assets; and (iii) all books of account, contracts, agreements, commitments, authorizations, insurance policies, records and documents of every character relating to Seller's business for examination. Accordingly, Seller and Stockholder shall permit Buyer and its representatives, attorneys, accountants and agents to have access to the same at all reasonable times and places.

     7.4   Conduct of Interim Operations. From the date hereof to the Closing
Date:

     (a)  Affirmative Covenants. Seller shall do the following:

          (1) Operations. Conduct its business as presently conducted in the usual, regular, and ordinary course and scope, and do all things in the ordinary course of business, consistent with past practice, necessary to preserve, renew, and keep in full force and effect all rights and franchises that are necessary to continue its business.

          (2) Corporate Existence. Maintain its corporate existence, good standing, and qualification to transact business in the State of Nevada.

          (3) Compliance with Applicable Laws. Substantially comply with all Applicable Laws and timely pay all amounts that, if unpaid, would have a Material Adverse Effect on the Seller's business affairs or prospects.

          (4)  Insurance. Maintain all insurance.

          (5) Litigation. Advise Buyer immediately of any lawsuit threatened or filed against Seller or Stockholder.

          (6) Payment of Debt. Duly and punctually pay all of Seller's indebtedness in accordance with the terms and conditions of such indebtedness as and when due.

          (7) Material Loss. Immediately notify Buyer of any event causing or that may reasonably be expected to cause a material loss to Seller with respect to the Assets or result in a material decline in value of the Assets or the Seller's business or prospects.

          (8) Preservation of Business. Employ all reasonable efforts to preserve the Seller's business intact, to keep available to Buyer the present employees of the Seller, and to maintain good relations with suppliers and customers and others having business relations with the Seller.

     (b)  Negative Covenants. Seller shall not do any of the following:

          (1) New Encumbrances. Create, incur, assume, or suffer to exist any new encumbrance (including, but not limited to, charges on property purchased under conditional sales or other title retention agreements) on any of the Assets other than in the ordinary course and scope of the Seller's business.

          (2) Disposition of Assets. Sell, dispose of, mortgage, pledge, grant a security interest in or otherwise dispose of or encumber any Asset or interests therein other than in the ordinary course and scope of the Seller's business.

          (3) Contracts. Enter into any contracts or agreements, or amend, modify, or terminate any contracts or agreements, except in the ordinary course and scope of the Seller's business;

     7.5  Tax Covenants.

     (a) Seller, Stockholder and Buyer shall reasonably cooperate, and shall cause their respective affiliates, officers, employees, agents, auditors and representatives reasonably to cooperate, in preparing and filing all Returns relating to Taxes, including maintaining and making available to each other all records necessary in connection with Taxes and in resolving all disputes and audits with respect to all taxable periods relating to Taxes.

     (b) All transfer, documentary stamp, sales, use, registration and other such Taxes and related fees (including any penalties, interest and additions to Tax) incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by Seller; and Buyer shall cooperate in timely making all filings as may be required to comply with the provisions of such Tax laws.

     (c) Any personal property or similar taxes with respect to the Assets attributable to the Pre-Effective Tax Period shall be borne by Seller.

     7.6 Changes to Disclosure Schedule. Between the date of this Agreement and the Closing Date, Seller and Stockholder shall promptly inform Buyer of events, circumstances, or other developments that occur between such dates that would have been described in the Disclosure Schedule had such events, circumstances or other developments occurred on or prior to the date of this Agreement. Having so informed Buyer, Seller and Stockholder shall provide Buyer with such further information regarding such event, circumstance or development as Buyer reasonably requests. Within three business days of Buyer's receipt of such additional information, Buyer shall notify Seller and Stockholder that: (i) Seller and Stockholder may amend the Disclosure Schedule to describe such event, circumstance or other development, without liability to Seller or Stockholder; or (ii) Buyer intends to terminate this Agreement pursuant Section 8.1(b).

     7.7 Liabilities. Seller shall pay all of its liabilities as they become due, whether due prior to, on or after the Effective Time (other than liabilities expressly assumed hereunder by Buyer).

                                ARTICLE VIII
                                 Termination

     8.1 Termination of Agreement. This Agreement may be terminated at any time prior to the Closing:

     (a)  by mutual written consent of all parties;

     (b) by either Buyer or Seller and the Stockholder if any of the representations or warranties of the other party contained herein shall be inaccurate or untrue in an material respect and such inaccuracy cannot reasonably be expected to be cured prior to the Closing;

     (c) by either Buyer or Seller and the Stockholder if any obligation, term or condition to be performed, kept or observed by such other party hereunder has not been performed, kept or observed in any material respect at or prior to the time specified in this Agreement;

     (d) by either Buyer or Seller and the Stockholder if any permanent injunction or other order of a court or other competent authority preventing the consummation of the transactions contemplated by this Agreement shall have become final and nonappealable;

     (e) by either Buyer or Seller and the Stockholder, if not then in material breach of any of its obligations hereunder, if the Closing has not occurred by February 1, 2000.

     Any termination pursuant to this Section 8.1 shall be effective upon notice thereof having been given to the non-terminating party in accordance with Section 9.2 hereof.

     No party hereto shall be liable to any other party hereto if this Agreement is terminated pursuant to Section 8.1(a), (b) or (d).

                                 ARTICLE IX
                          Miscellaneous Provisions

     9.1 No Negotiations by Seller and the Stockholder. Unless and until this Agreement has been properly terminated pursuant to Article VIII hereof, neither Seller nor either Stockholder shall directly or indirectly, through any officer, director, agent, employee, representative or otherwise, make, solicit, initiate or encourage the submission of proposals or offers, or accept offers, from any person (including any of its officers or employees) relating to any recapitalization, merger, consolidation or other business combination involving Seller, any sale of all or a substantial portion of the assets of Seller, or the sale of any material equity interest in Seller (any of the foregoing, a "Competing Transaction"). During such period, neither Seller nor the Stockholder shall, directly or indirectly, participate in any negotiations regarding, furnish to any other person any information with respect to, or otherwise cooperate, assist or participate in, any effort or attempt by any third party to propose or effect any Competing Transaction. Seller and the Stockholder shall notify Buyer of any Competing Transaction or any inquiry relating to a possible Competing Transaction and shall deliver to Buyer any information furnished to or by any such third party.

     9.2 Notice. All notices, requests, demands and other communications required or permitted under this Agreement shall be deemed to have been duly given and made if in writing and served either by personal delivery (which shall include delivery by Federal Express or similar services) to the party for whom it is intended or by being deposited postage prepaid, certified or registered mail, return receipt requested (or such form of mail as may be substituted therefore by postal authorities), in the United States mail, bearing the address shown in this Agreement for, or such other address as may be designated in writing hereafter by, such party:


     If to Buyer:                   With a copy to:

     Mirage Computers, Inc.             Donald J. Stoecklein, Esq.
     6280 South Pecos Rd.               Sperry Young & Stoecklein
     Las Vegas, Nevada 89120            1850 E. Flamingo Rd. Suite 111
     Attn: Robert M. Stander            Las Vegas, Nevada 89119

     If to Stockholder or Seller:       With a copy to:

     Ron Katzin                         John R. Erickson, Esq.
     6455 South Industrial Road         2920 N. Green Valley Parkway
     Suite F                            Suite 424
     Las Vegas, Nevada 89118            Henderson, NV  89014

     9.3 Entire Agreement. This Agreement, the Exhibits, the Appendices and the Disclosure Schedule embody the entire agreement and understanding of the parties hereto with respect to the subject matter hereof, and supersede all prior agreements and understandings relative to said subject matter.

     9.4 Binding Effect; Assignment. This Agreement and the various rights and obligations arising hereunder shall inure to the benefit of and be binding upon Buyer, its representatives, successors and assigns, and Seller, its representatives, successors and assigns, and each Stockholder, his heirs, legal representatives and assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be transferred or assigned (by operation of law or otherwise) by any party hereto without the prior written consent of the other parties, except that Seller shall assign its rights hereunder, including all rights to the Share Portion and the Option Portion, to the Stockholder upon dissolution of Seller.

     9.5 No Third-Party Beneficiaries. Nothing herein, expressed or implied, is intended or shall be construed to confer upon or give to any person, firm, corporation or legal entity, other than the parties hereto, any rights, remedies or other benefits under or by reason of this Agreement.

     9.6 Counterparts. This Agreement may be executed simultaneously in multiple counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

     9.7 Expenses. Each of the parties hereto will bear its own costs and expenses (including legal, accounting and consulting fees and expenses) incurred in connection with this Agreement and the Asset Purchase.

     9.8 Waiver; Consent. This Agreement may not be changed, amended, terminated, rescinded or discharged (other than in accordance with its terms), in whole or in part, except by a writing executed by the parties hereto, and no waiver of any of the provisions or conditions of this Agreement or any of the rights of a party hereto shall be effective or binding unless such waiver shall be in writing and signed by the party claimed to have given or consented thereto.

     9.9 Other and Further Covenants. The parties shall, in good faith, execute such other and further instruments, assignments or documents as may be necessary for the consummation of the transactions contemplated by this Agreement, and shall assist and cooperate with each other in connection with these activities.

     9.10 Governing Law. This Agreement shall in all respects be construed in accordance with and governed by the laws of the State of Nevada, without regard to any, such laws relating to choice or conflict of laws.

     9.11 Public Announcements. Neither Buyer nor Seller shall, without the prior written consent of the other, make any public announcement or any release to trade publications or to the press or make any statement to any competitor, customer or any other third party with respect to the transactions contemplated herein, except such announcement, release or statement necessary in the opinion of its counsel to comply with applicable requirements of law. The parties hereto agree that upon execution of this Agreement and on the Closing Date, they shall jointly prepare press releases for appropriate dissemination.

     9.12  Miscellaneous.   All shares issued for the Stock  Portion  of  the
purchase price shall be subject to full "piggy-back" registration rights.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first set forth above.

SKYLINK NETWORK, INC.              MIRAGE COMPUTERS, INC.

By:  /s/ Ron Katzin                By: /s/ Ulf Lindqwister
Ron Katzin, President              Dr. Ulf Lindqwister, President


STOCKHOLDER:
/s/ Ron Katzin
Ron Katzin

                                 EXHIBIT A-1

                               EXCLUDED ASSETS


     The domain name of NewYorkNewYork.com.